Exhibit 99.1
Everus Reports Strong Fourth Quarter and Full Year 2024 Results, Initiates Guidance for 2025
BISMARCK, N.D. — Feb. 11, 2025 — Everus Construction Group (NYSE: ECG) today reported financial results for the fourth quarter and full year 2024.
Fourth Quarter 2024 Summary
(all comparisons versus the prior-year period unless otherwise noted)
•Revenues of $759.7 million, up 19.5%.
•Net income of $34.4 million; net income margin of 4.5%.
•Diluted earnings per share of 67 cents.
•Earnings before interest, taxes, depreciation and amortization (EBITDA) of $58.3 million, up 0.2%; EBITDA margin of 7.7%, down 150 basis points.
•Completed spinoff from MDU Resources Group, Inc. on Oct. 31, 2024.
Full Year 2024 Summary
(all comparisons versus the prior year unless otherwise noted)
•Revenues of $2.85 billion, comparable to $2.85 billion in 2023.
•Net income of $143.4 million, up 4.5%; net income margin of 5.0%, up 20 basis points.
•Diluted EPS of $2.81, up 4.5%.
•EBITDA of $232.2 million, up 4.3%; EBITDA margin of 8.1%, up 30 basis points.
•Backlog of $2.8 billion, up 38.3% from prior year-end.
For definitions and reconciliations of EBITDA and EBITDA margin, see the Non-GAAP Measures sections of this news release.
Management Commentary
“Everus ended 2024 with strong results, including solid fourth quarter revenue and robust backlog. Our disciplined focus on our 4EVER strategy has ensured strong project execution, positive safety results and a year-end net leverage ratio well below our long-term target,” said Jeffrey S. Thiede, president and CEO of Everus. “Our 2024 EBITDA of $232 million was up 4% compared to 2023, with growth in both our E&M and T&D segments. With continued strong demand for our services, our backlog at Dec. 31 increased 38%, to $2.8 billion, compared to Dec. 31, 2023.
“We have strong momentum heading into 2025, and with our advantageous competitive position in diversified end markets that have ongoing favorable trends, we expect revenue in the range of $3.0 billion to $3.1 billion and EBITDA in the range of $210 million to $225 million for the year. This guidance reflects typical prudent projection of project timing and a shift in overall project mix compared to 2024. As we enter our first full year as a stand-alone company, we are well-positioned financially to continue executing on our capital allocation strategy that prioritizes investments in organic growth and strategic acquisitions while maintaining financial flexibility. We are extremely proud of our team’s dedication and excellent work as we continue safely Building America’s Future.”
For the definition and reconciliation of net leverage, see the Non-GAAP Measures sections of this news release.
Fourth Quarter 2024 Consolidated Results
Everus' revenues increased to $759.7 million in the fourth quarter of 2024, compared to $635.7 million in the fourth quarter of 2023. Electrical and mechanical revenues grew $95.1 million, or 20.9%, and transmission and distribution revenues rose $28.2 million, or 15.2%.
The company's gross profit increased to $86.3 million in the fourth quarter of 2024, compared to $79.8 million in the fourth quarter of 2023. Higher revenues drove the increase in gross profit. Gross profit margin was 11.4% in the fourth quarter of 2024, compared to 12.6% in the fourth quarter of 2023.
Everus' net income decreased to $34.4 million, or diluted EPS of 67 cents, in the fourth quarter of 2024, compared to $36.4 million, or diluted EPS of 72 cents, in the fourth quarter of 2023. The decrease was primarily from higher selling, general and administrative expenses and interest expense related to the spinoff from MDU Resources, partially offset by increased gross profit and higher income from joint ventures. Net income margin was 4.5% in the fourth quarter of 2024, compared to 5.7% in the fourth quarter of 2023.

The company's EBITDA was $58.3 million in the fourth quarter of 2024, comparable to $58.2 million in the fourth quarter of 2023. The modest increase was primarily from higher revenues and higher income from joint ventures, largely offset by higher selling, general and administrative expenses as expected from stand-alone operating costs. EBITDA margin was 7.7%, down 150 basis points compared to 9.2% in the fourth quarter of 2023.
Fourth Quarter 2024 Segment Results
Electrical and Mechanical
The company's E&M segment revenues increased to $549.8 million in the fourth quarter of 2024, compared to $454.7 million in the fourth quarter of 2023. The increase was driven by higher workloads in the commercial, institutional, and service and other end markets, particularly in the data center submarket, partially offset by decreased workloads in the industrial and renewables end markets.
E&M segment net income increased to $31.9 million during the fourth quarter of 2024, compared to $26.6 million in the fourth quarter of 2023. E&M segment net income margin was 5.8%, compared to 5.9% in the fourth quarter of 2023.
E&M segment EBITDA increased to $42.7 million in the fourth quarter of 2024, compared to $36.4 million in the fourth quarter of 2023. The increase was driven by higher revenues and higher income from joint ventures, partially offset by lower gross profit margin and higher selling, general and administrative expenses. E&M segment EBITDA margin was 7.8%, compared to 8.0% in the fourth quarter of 2023.
Transmission and Distribution
Everus' T&D segment revenues were $213.3 million during the fourth quarter of 2024, compared to $185.1 million in the fourth quarter of 2023. The increase was mostly driven by higher workloads in the utility end market, combined with a modest increase in revenues in the transportation end market. The utility market had higher workloads in the storm, underground, substation and telecommunication submarkets, and the transportation market had higher workloads in the traffic signalization and street lighting submarkets. These increases were partially offset by lower workloads in the distribution submarket.
T&D segment net income increased to $17.9 million during the fourth quarter of 2024, compared to $15.9 million in the fourth quarter of 2023. T&D segment net income margin was 8.4%, compared to 8.6% in the fourth quarter of 2023.
T&D segment EBITDA increased to $30.6 million in the fourth quarter of 2024, compared to $27.0 million in the fourth quarter of 2023. The increase was primarily from higher revenues, partially offset by lower gross profit margin and higher selling, general and administrative expenses. T&D segment EBITDA margin was 14.3%, compared to 14.6% in the fourth quarter of 2023.
Full Year 2024 Consolidated Results
Everus reported revenues of $2.85 billion in 2024, on par with $2.85 billion in 2023. Electrical and mechanical revenues softened $103.4 million, or 4.8%, while transmission and distribution revenues rose $102.5 million, or 14.0%.
The company's gross profit increased to $339.5 million in 2024, compared to $321.9 million in 2023. Relatively consistent revenues, combined with a higher gross profit margin of 11.9% in 2024 as compared to 11.3% in 2023, drove the increase in gross profit.
Everus' net income increased to $143.4 million, or diluted EPS of $2.81, in 2024, compared to $137.2 million, or diluted EPS of $2.69, in 2023. The increase was primarily from higher gross profit, higher income from joint ventures and lower interest expense, partially offset by higher selling, general and administrative expenses and increased income taxes. Net income margin was 5.0% in 2024, compared to 4.8% in 2023.
The company's EBITDA increased to $232.2 million in 2024, compared to $222.6 million in 2023. The increase was primarily from higher gross profit and higher income from joint ventures, partially offset by higher selling, general and administrative expenses. As a result, EBITDA margin was 8.1% in 2024, compared to 7.8% in 2023.
Everus' backlog increased to $2.8 billion at Dec. 31, 2024, compared to $2.0 billion at Dec. 31, 2023. E&M backlog was $2.5 billion, up from $1.7 billion, and T&D backlog was $274 million, down from $325 million.
Balance Sheet and Cash Flow Commentary
Balance Sheet
On Oct. 31, 2024, Everus entered into a five-year senior secured credit agreement whereby it has the capacity to incur indebtedness of up to $525.0 million, consisting of $300.0 million in aggregate principal amount of term loans and a $225.0 million revolving credit facility. Letters of credit are available under the credit agreement in an aggregate amount of up to $50.0 million. Everus drew $40.0 million under the revolving credit facility at the time of the spinoff on Oct. 31 to meet projected working capital needs. Everus used a portion of the net proceeds to repay its outstanding indebtedness to CEHI, LLC (Centennial), as well as a dividend to MDU Resources. Everus retained the remaining net proceeds.
In November 2024, Everus repaid the $40.0 million outstanding under the revolving credit facility and, as of Dec. 31, 2024, there were no amounts outstanding under the revolving credit facility.

As of Dec. 31, 2024, Everus had $69.9 million of unrestricted cash and cash equivalents, $300.0 million of gross debt and $209.4 million available under the revolving credit facility, net of $15.6 million of outstanding standby letters of credit.
Net leverage, defined as net debt-to-trailing 12 months EBITDA, was 1.0x as of Dec. 31, 2024. See the Non-GAAP Measures sections for definitions and reconciliations of net debt and net leverage.
Everus' working capital, defined as current assets minus current liabilities, was $403.9 million at Dec. 31, 2024, compared to $335.2 million at Dec. 31, 2023.
Everus previously reported that its near-term priorities following the spinoff from MDU Resources are organic growth investments, value-enhancing acquisitions and balance sheet optimization.
Cash Flow
The company's operating cash flows were $163.4 million for 2024, compared to $171.4 million for 2023. The decrease was driven by project timing, workload activity and billing fluctuations, with an increase in accounts receivable, partially offset by increases in accounts payable, net contract liabilities and other current liabilities, and a decrease in net contract assets.
The company's capital expenditures were $48.3 million for 2024, compared to $35.6 million for 2023. The increase was primarily from vehicle and equipment investments to support the company's growth.
Everus had free cash flow of $128.8 million for 2024, compared to $152.0 million for 2023. The decrease was primarily from lower operating cash flows, higher net capital expenditures and lower net proceeds from the sale of property. See the Non-GAAP Financial Measures sections of this news release for the definition and reconciliation of free cash flow.
Forecast for 2025
Everus has provided its estimated full-year guidance for 2025:
•Revenue is expected to be in the range of $3.0 billion to $3.1 billion.
•EBITDA is expected to be in the range of $210 million to $225 million, with EBITDA margins expected to be lower than 2024 due to public company stand-up costs and associated dis-synergies. See the Non-GAAP Financial Measures sections of this news release for further information and reconciliation.
•Gross capital expenditures for 2025 are expected to be in the range of $65 million to $70 million.
Basis of Presentation
Prior to the spinoff from MDU Resources on Oct. 31, Everus Construction, Inc., including its subsidiaries, operated as a wholly owned subsidiary of Centennial and an indirect, wholly owned subsidiary of MDU Resources and not as a stand-alone company. Following the separation, Everus Construction is now a wholly owned subsidiary of Everus. As a result, for periods prior to the separation, Everus' financial information concerning results of operations, financial condition and cash flows, as well as the accompanying unaudited condensed consolidated financial statements, was prepared on a “carve-out” basis in connection with the spinoff and was derived from the unaudited condensed consolidated financial statements of MDU Resources as if Everus operated on a stand-alone basis. The calculation of basic and diluted earnings per share for periods presented prior to the spinoff have been retrospectively adjusted to the number of shares outstanding on Oct. 31, 2024, the separation and distribution date. It is assumed that there were no dilutive or anti-dilutive equity instruments as of Oct. 31 because there were no Everus stock-based awards outstanding for periods prior to the separation.
Non-GAAP Financial Measures
Throughout this news release, Everus presents financial information prepared in accordance with U.S. generally accepted accounting principles (GAAP), as well as non-GAAP financial measures, including EBITDA, EBITDA margin, net debt, net leverage and free cash flow, and, in some cases, applicable measures by segment. The use of these non-GAAP financial measures should not be construed as alternatives to net income, net income margin, total debt, gross leverage and operating cash flows. Everus believes the use of these non-GAAP financial measures are beneficial in evaluating the company's financial performance. Please refer to the Non-GAAP Financial Measures sections contained in this news release for additional information.
Conference Call
Management will discuss Everus' fourth quarter and full year 2024 results on a webcast at 10:30 a.m. EST Feb. 12. The webcast and accompanying presentation materials can be accessed at investors.everus.com by selecting “Events & Presentations” and “Everus Q4 Earnings Call.” After the conclusion of the webcast, a replay will be available at the same location.
Participants also can listen to the webcast by phone at 646-307-1963 for toll-based U.S. and international callers or at 800-715-9871 for toll-free U.S. callers, with conference ID 1034822.
About Everus Construction Group
Everus Construction Group, Inc., a member of the S&P SmallCap 600® index, is Building America's Future™ by providing a full spectrum of construction services through its electrical and mechanical, and transmission and distribution specialty contracting services across the United States. These specialty contracting services are provided to utility, transportation, commercial, industrial, institutional, renewable and other customers. Its E&M contracting services include construction and maintenance of electrical and communication wiring and infrastructure, fire suppression systems, and mechanical piping and services. Its T&D contracting services include construction and maintenance of overhead and underground electrical, gas and communication infrastructure, as well as manufacturing and distribution of transmission line construction equipment and tools. For more information about Everus, visit everus.com or email investors@everus.com.
Forward-Looking Statements
Information in this news release includes certain "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934. The forward-looking statements in this news release, including statements about future performance, financial guidance, long-term targets and statements made by the CEO, are expressed in good faith and are believed by the company to have a reasonable basis. This news release highlights key growth strategies, projections and certain assumptions for the company and its subsidiaries and other matters for each of the company’s segments. Many of these highlighted statements and other statements not historical in nature are “forward-looking statements.” Although the company believes that its expectations are based on reasonable assumptions as of the date they are made, there is no assurance the company’s projections, including estimates for growth, shareholder value creation and financial guidance, will be achieved. Readers are encouraged to refer to assumptions contained in this news release, as well as the various important factors listed in Part I, Item 1A - Risk Factors in the company's most recent Form 10 filing and subsequent filings with the Securities and Exchange Commission.
Changes in such assumptions and factors could cause actual future results to differ materially from growth and financial guidance. All forward-looking statements in this news release are expressly qualified by such cautionary statements and by reference to the underlying assumptions. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made. Except as required by law, the company does not undertake any obligation to update or revise any forward-looking or cautionary statements to reflect changes in assumptions, the occurrence of events, unanticipated or otherwise, and changes in future operating results over time or otherwise.
Media Contact
Laura Lueder, director of communications, 701-221-6444
Investor Contact
Paul Bartolai, Vallum Advisors, 773-489-5692, investors@everus.com

Everus Construction Group, Inc.
Condensed Consolidated Statements of Income
(Unaudited)

	Three months ended December 31,		Years ended December 31,
	2024	2023	2024	2023
	(In thousands, except per share amounts)
Operating revenues	$759,638	$635,718	$2,849,685	$2,854,390
Cost of sales	673,381	555,938	2,510,234	2,532,472
Gross profit	86,257	79,780	339,451	321,918
Selling, general and administrative expenses	40,252	28,856	149,544	131,375
Operating income	46,005	50,924	189,907	190,543
Interest expense	5,200	3,471	14,023	16,954
Other income	1,192	1,276	4,875	3,981
Income before income taxes and income from equity method investments	41,997	48,729	180,759	177,570
Income taxes	11,917	12,464	49,523	45,286
Income from equity method investments	4,388	228	12,185	4,946
Net income	$34,468	$36,493	$143,421	$137,230

Earnings per share:
Basic	$0.68	$0.72	$2.81	$2.69
Diluted	$0.67	$0.72	$2.81	$2.69
Weighted average common shares outstanding:
Basic	50,976	50,972	50,973	50,972
Diluted	51,075	50,972	51,072	50,972

Everus Construction Group, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)

	December 31, 2024	December 31, 2023
	(In thousands, except share and per share amounts)
Assets
Current assets:
Cash, cash equivalents and restricted cash	$86,012	$1,567
Receivables, net of allowances of $7,097 and $7,967, respectively	590,028	449,626
Contract assets, net	167,049	206,235
Due from related-party	—	11,507
Inventories	43,750	42,709
Prepayments and other current assets	30,390	17,651
Total current assets	917,229	729,295
Noncurrent assets:
Property, plant and equipment, net of accumulated depreciation of $157,278 and $143,831, respectively	134,409	116,018
Goodwill	143,224	143,224
Other intangible assets, net of accumulated amortization of $10,334 and $8,738, respectively	116	2,004
Operating lease right-of-use assets	67,045	53,233
Investments	21,286	8,413
Other	5,154	272
Total noncurrent assets	371,234	323,164
Total assets	$1,288,463	$1,052,459
Liabilities and Stockholder’s Equity
Current liabilities:
Current portion of long-term debt	$15,000	$—
Contract liabilities, net	207,304	140,108
Accounts payable	138,097	116,573
Taxes payable	6,768	8,557
Due to related-party	—	14,615
Accrued compensation	67,815	44,721
Current portion of operating lease liabilities	26,354	21,143
Accrued payroll-related liabilities	38,995	35,342
Other accrued liabilities	13,037	13,001
Total current liabilities	513,370	394,060
Noncurrent liabilities:
Long-term debt	280,648	—
Related-party notes payable	—	168,531
Deferred income taxes	8,161	6,535
Operating lease liabilities	41,200	32,504
Other	22,472	1,979
Total noncurrent liabilities	352,481	209,549
Total liabilities	$865,851	$603,609
Commitments and contingencies
Common stockholder’s equity:
Common stock, 300,000,000 shares authorized, $0.01 par value, 50,980,924 shares issued and outstanding at December 31, 2024; Common stock, stated value $1, no par value; 1,000 shares authorized, issued and outstanding at December 31, 2023	$510	$1
Other paid-in capital	138,130	136,184
Retained earnings	283,972	312,665
Total stockholder’s equity	422,612	448,850
Total liabilities and stockholder’s equity	$1,288,463	$1,052,459

Everus Construction Group, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Years ended December 31,
	2024	2023
	(in thousands)
Operating activities:
Net income	$143,421	$137,230
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	23,384	21,051
Amortization of intangible assets	1,888	2,097
Deferred income taxes	1,626	(3,105)
Provision for credit losses	(56)	6,202
Amortization of debt issuance costs	263	—
Stock-based compensation costs	1,559	804
Unrealized gain on investments	(585)	—
Gain on sale of assets	(7,231)	(8,174)
Equity in earnings of unconsolidated affiliates, net of distributions	(8,055)	(4,946)
Changes in current assets and liabilities, net of acquisitions:
Receivables	(140,345)	28,944
Due from related-party	11,507	(489)
Contract assets, net	39,186	16,863
Inventories	(1,041)	(5,865)
Other current assets	(12,814)	(4,390)
Accounts payable	14,296	(21,782)
Due to related-party	(2,135)	(2,803)
Contract liabilities, net	67,196	15,713
Other current liabilities	20,728	(6,933)
Other noncurrent changes	10,585	921
Net cash provided by operating activities	163,377	171,338
Investing activities:
Capital expenditures	(48,278)	(35,590)
Net proceeds from sale or disposition of property	13,706	16,214
Investments	(2,489)	(596)
Net cash used in investing activities	(37,061)	(19,972)
Financing activities:
Repayment of related-party notes payable	—	(45,000)
Repayment of related-party short-term notes payable	—	(27,000)
Issuance of long-term debt	300,000	—
Proceeds under the credit facility	40,000	—
Repayments under the credit facility	(40,000)	—
Payment of debt issuance costs	(7,879)	—
Contribution from MDU Resources	13,531	—
Net amounts received from related-party cash management program	(168,531)	(10,584)
Transfers to Centennial and MDU Resources	(178,992)	(69,327)
Net cash used in financing activities	(41,871)	(151,911)
(Decrease) increase in cash, cash equivalents and restricted cash	84,445	(545)
Cash, cash equivalents and restricted cash - beginning of year	1,567	2,112
Cash, cash equivalents and restricted cash - end of year	$86,012	$1,567

Everus Construction Group, Inc.
Segment and Other Financial Information
(Unaudited)
Revenues
The following table sets forth segment revenues for the periods indicated, as well as the percentage change from the prior period:

	Three months ended December 31,			Years ended December 31,
	2024	2023	% Change	2024	2023	% Change
	(In millions, except percentages)
Operating revenues:
Electrical & Mechanical	$549.8	$454.7	20.9%	$2,031.5	$2,134.9	(4.8)%
Transmission & Distribution	213.3	185.1	15.2%	837.1	734.6	14.0%
Eliminations	(3.4)	(4.1)	(17.1)%	(18.9)	(15.1)	25.2%
Total operating revenues	$759.7	$635.7	19.5%	$2,849.7	$2,854.4	(0.2)%
Backlog
Backlog is a common measurement in the construction services industry. Everus' determination of backlog consists of the uncompleted portion of services to be performed under job-specific contracts. Contracts are subject to delays, defaults or cancellations; changes in scope of services to be provided; and adjustments to costs. Backlog also may be affected by project delays or cancellations resulting from weather conditions, external market factors and economic factors beyond Everus' control, among other things. Accordingly, there is no assurance that backlog will be realized. For the periods presented in the following backlog table, Everus did not experience any material impacts related to delays or cancellations of planned projects included in backlog. The timing of contract awards, duration of large new contracts and the mix of services can significantly affect backlog. Backlog at any point in time may not accurately represent revenue or net income realized in any period, and backlog as of the end of the year may not be indicative of revenue or net income expected to be realized in the following year. Backlog should not be relied upon as a stand-alone indicator of future results.
The following table provides estimated backlog as of the dates indicated:

	December 31, 2024	December 31, 2023
	(In millions)
Electrical & Mechanical	$2,507.0	$1,685.6
Transmission & Distribution	273.6	325.3
Total	$2,780.6	$2,010.9

Everus Construction Group, Inc.
Non-GAAP Financial Measures
In addition to information prepared in accordance with GAAP, the company evaluates operating performance using the non-GAAP financial measures of EBITDA, EBITDA margin, net debt and net leverage, and, in some cases, applicable measures by segment, and evaluates its liquidity using the non-GAAP financial measure of free cash flow. These non-GAAP financial measures have limitations as an analytical tool and should not be considered in isolation or as a substitute for an analysis of the company's results as reported under GAAP. Because of these limitations, EBITDA, EBITDA margin, net debt, net leverage and free cash flow should not be considered as replacements for net income, net income margin, total debt, gross leverage and cash provided by (used in) operating activities, the most comparable GAAP measures, respectively. Non-GAAP financial measures are not standardized; therefore, it may not be possible to compare them with other companies’ EBITDA, EBITDA margin, net debt, net leverage and free cash flow having the same or similar names.
EBITDA and EBITDA Margin
Everus utilizes EBITDA and EBITDA margin to consistently assess its operating performance and as a basis for strategic planning and forecasting since the company believes EBITDA closely correlates to long-term enterprise value. Everus believes that measuring performance on an EBITDA basis is useful to investors because it enables a more consistent evaluation of its period-to-period operational performance. Everus also believes these non-GAAP financial measures, in addition to the corresponding GAAP measures of net income and net income margin, are useful to investors and provide meaningful information about operational efficiency by excluding the impacts of differences in tax jurisdictions and structures, debt levels and capital investment. Investors also may use EBITDA to calculate leverage as a multiple of EBITDA. Management uses EBITDA and EBITDA margin, in addition to GAAP metrics, to evaluate the company's operating results, calculate compensation packages and determine leverage as a multiple of EBITDA to establish the appropriate funding of operations.
EBITDA is calculated by adding back interest expense, income taxes, and depreciation and amortization to net income. EBITDA margin is calculated by dividing EBITDA by operating revenues. EBITDA and EBITDA margin are considered non-GAAP financial measures and are comparable to the corresponding GAAP measures of net income and net income margin, respectively.
The following table reconciles net income to EBITDA and provides the calculation of EBITDA margin.

	Three months ended December 31,			Years ended December 31,
	2024	2023	% Change	2024	2023	% Change
	(In millions, except percentages)
Net income	$34.4	$36.4	(5.5)%	$143.4	$137.2	4.5%
Interest expense	5.2	3.5	48.6%	14.0	17.0	(17.6)%
Income taxes	11.9	12.5	(4.8)%	49.5	45.3	9.3%
Depreciation and amortization	6.8	5.8	17.2%	25.3	23.1	9.5%
EBITDA	$58.3	$58.2	0.2%	$232.2	$222.6	4.3%

Total operating revenues	$759.7	$635.7	19.5%	$2,849.7	$2,854.4	(0.2)%
Net income margin	4.5%	5.7%		5.0%	4.8%
EBITDA margin	7.7%	9.2%		8.1%	7.8%
The following tables reconcile net income to EBITDA by segment.

	Three months ended December 31, 2024				Year ended December 31, 2024
	E&M	T&D	Corporate and Other	Total	E&M	T&D	Corporate and Other	Total
	(In millions)
Net income	$31.9	$17.9	$(15.4)	$34.4	$113.6	$61.4	$(31.6)	$143.4
Interest expense	(0.9)	1.0	5.1	5.2	(0.8)	4.0	10.8	14.0
Income taxes	10.1	6.4	(4.6)	11.9	38.6	21.0	(10.1)	49.5
Depreciation and amortization	1.6	5.3	(0.1)	6.8	6.4	19.1	(0.2)	25.3
EBITDA	$42.7	$30.6	$(15.0)	$58.3	$157.8	$105.5	$(31.1)	$232.2

	Three months ended December 31, 2023				Year ended December 31, 2023
	E&M	T&D	Corporate and Other	Total	E&M	T&D	Corporate and Other	Total
	(In millions)
Net income	$26.6	$15.9	$(6.1)	$36.4	$102.4	$53.8	$(19.0)	$137.2
Interest expense	0.3	1.3	1.9	3.5	5.0	4.5	7.5	17.0
Income taxes	7.9	5.4	(0.8)	12.5	33.1	17.4	(5.2)	45.3
Depreciation and amortization	1.6	4.4	(0.2)	5.8	6.2	17.1	(0.2)	23.1
EBITDA	$36.4	$27.0	$(5.2)	$58.2	$146.7	$92.8	$(16.9)	$222.6
The following table provides EBITDA and the calculation of EBITDA margin by segment.

	Three months ended December 31,			Years ended December 31,
	2024	2023	% Change	2024	2023	% Change
	(In millions, except percentages)
Operating revenues:
Electrical & Mechanical	$549.8	$454.7	20.9%	$2,031.5	$2,134.9	(4.8)%
Transmission & Distribution	213.3	185.1	15.2%	837.1	734.6	14.0%
Eliminations	(3.4)	(4.1)	(17.1)%	(18.9)	(15.1)	25.2%
Total operating revenues	$759.7	$635.7	19.5%	$2,849.7	$2,854.4	(0.2)%

Net income:
Electrical & Mechanical	$31.9	$26.6	19.9%	$113.6	$102.4	10.9%
Transmission & Distribution	17.9	15.9	12.6%	61.4	53.8	14.1%
Corporate and other	(15.4)	(6.1)	NM	(31.6)	(19.0)	(66.3)%
Total net income	$34.4	$36.4	(5.5)%	$143.4	$137.2	4.5%

EBITDA:
Electrical & Mechanical	$42.7	$36.4	17.3%	$157.8	$146.7	7.6%
Transmission & Distribution	30.6	27.0	13.3%	105.5	92.8	13.7%
Corporate and other	(15.0)	(5.2)	NM	(31.1)	(16.9)	(84.0)%
Total EBITDA	$58.3	$58.2	0.2%	$232.2	$222.6	4.3%

Net income margin:
Electrical & Mechanical	5.8%	5.9%		5.6%	4.8%
Transmission & Distribution	8.4%	8.6%		7.3%	7.3%
Total net income margin	4.5%	5.7%		5.0%	4.8%

EBITDA margin:
Electrical & Mechanical	7.8%	8.0%		7.8%	6.9%
Transmission & Distribution	14.3%	14.6%		12.6%	12.6%
Total EBITDA margin	7.7%	9.2%		8.1%	7.8%

*NM - Not Meaningful
The following table provides EBITDA guidance reconciliation for the full year 2025.

	Low	High
	(In millions)
Net income	$120.0	$130.0
Interest expense	25.0	25.0
Income taxes	40.0	45.0
Depreciation and amortization	25.0	25.0
EBITDA	$210.0	$225.0

Net Debt and Net Leverage
Everus uses net debt and net leverage as a measure of assessing its borrowing capacity and achieving its optimal capital structure. The company believe these non-GAAP financial measures, in addition to the corresponding GAAP measure of total debt, are useful to investors because they provide insight into how long it would take the company to pay back its debt if net debt and EBITDA were constant.
Net debt is calculated by adding unamortized debt issuance costs to the total debt balance on the balance sheet, less any unrestricted cash. Net leverage is calculated by dividing net debt by trailing 12 months EBITDA. The following table provides the reconciliation of trailing 12 months EBITDA as of Dec. 31, 2024, as well as the net leverage calculation of net debt-to-trailing 12 months EBITDA.

	Twelve months ended December 31, 2024
	(In millions)
Net income	$143.4
Interest expense	14.0
Income taxes	49.5
Depreciation and amortization	25.3
EBITDA	$232.2

Current portion of long-term debt	$15.0
Long-term debt	280.6
Total debt	295.6
Add: Unamortized debt issuance costs	4.4
Total gross debt	300.0
Less: cash and cash equivalents, excluding restricted cash	69.9
Total net debt	$230.1

Net leverage	1.0	x
Free Cash Flow
Everus uses free cash flow as a measure of liquidity that indicates how much cash the company can produce after taking cash outflows from operations and assets into consideration. The company believes this non-GAAP financial measure, in addition to the corresponding GAAP measure of cash provided by (used in) operating activities, is useful to investors because it provides meaningful information about the company’s financial health and ability to generate cash, support additional debt obligations, pay future dividends and fund growth. Free cash flow does not represent residual cash flow available for discretionary purposes.
Free cash flow is defined as net cash provided by (used in) operating activities less net capital expenditures.
The following table reconciles cash provided by operating activities to free cash flow.

	Years ended December 31,
	2024	2023
	(In millions)
Net cash used in investing activities	$(37.1)	$(20.0)
Net cash used in financing activities	$(41.9)	$(151.9)

Net cash provided by operating activities	$163.4	$171.4
Purchases of property, plant and equipment	(48.3)	(35.6)
Cash proceeds from sale of property, plant and equipment	13.7	16.2
Free cash flow	$128.8	$152.0
Non-GAAP Financial Guidance
The company is unable to reconcile forward-looking non-GAAP financial guidance relating to full-year 2025 EBITDA margin and long-term net leverage target to their respective nearest GAAP measure because the company is unable to predict the timing of these adjustments with a reasonable degree of certainty. By their very nature, non-GAAP adjustments are difficult to anticipate with precision because they are generally associated with unexpected and unplanned events that impact the company and its financial results. Therefore, the company is unable to provide reconciliations of full-year 2025 EBITDA margin guidance and long-term net leverage guidance without unreasonable efforts.